CONFIDENTIAL TREATMENT REQUESTED
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
AND THAT MATERIAL HAS BEEN FILED SEPARATELY

Manufacturing Agreement

This Co-Development and Cooperation Agreement (“Agreement”) is made and entered into by and between Vystar Corporation, a Georgia corporation in the United States with its principal offices located at 3235 Satellite Blvd., Building 400, Suite 290 Duluth, GA 30096 (hereinafter referred to as “Vystar”) and Revertex (Malaysia) Sdn. Bhd., a Malaysian company with its principal offices located at 1 ½ Mile, Jalan Batu Pahat, K.B. 508, 860009 Kluang, Johor, Malaysia (hereinafter referred to as “Revertex”), effective April 1, 2008 (“Effective Date”) based on the terms and conditions contained herein.

RECITALS

WHEREAS Vystar has considerable scientific and technological knowledge and capabilities in the field of low-allergen natural rubber latex, and specifically has obtained the following patents:
(1) 6,906,126; (2) 7,056,970; (3) PCT/US2005/025018 and has filed the following pending applications (1) 11,249,887; and (2) 61/022,250 “Vystar Patents”); and

WHEREAS Revertex has considerable technological knowledge and capabilities in the field of processing natural rubber latex; and

WHEREAS Vystar and Revertex desire to jointly investigate and develop large-scale standard operating procedures (“SOPs”) for processing low-active-protein, low-allergen, natural rubber latex; and

WHEREAS Vystar desires to appoint and Revitex desires to accept such appointment as an authorized and licensed manufacturer of Vystar’s patented Vytex CL60 and Vytex PV forms of natural rubber latex.

WHEREAS the parties have entered into a Letter of Intent dated August 22, 2006, as amended December 31, 2006 and June 19, 2007 (collectively, the “LOI”) in which the parties have begun Development to explore such a relationship.

NOW THEREFORE, in consideration of the mutual performance of the terms and conditions hereinafter set out, IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE I Definitions
1.1 "Application" shall mean the application of chemicals and/or processes to natural rubber latex pursuant to and consistent with the Vystar Patents , including any future patents, continuations, derivative works, and/or new developments that would use any of the Vystar Patents as prior art or are otherwise related to the technology reflected by the Vystar Patents.

1.2 “Confidential Information” shall mean all information disclosed to a Party (“Receiving Party”) by the other Party (“Disclosing Party”) in connection with this Agreement that is conveyed (a) in written, graphic, or other tangible form and conspicuously marked “confidential”, “proprietary” or in some other manner to indicate its confidential or proprietary nature; or (b) orally, provided that such information is designated in writing as confidential or proprietary within thirty (30) days of such oral disclosure. Additionally, the following information shall be deemed Confidential Information even if not conspicuously marked “confidential” or “proprietary”: all documentation, formulations, algorithms, compilations, manuals, manufacturing processes, business methods, computer programs, symbols, or other know-how and supporting material related to the research, development, manufacture, marketing, sale, copy rights, trademarks, patents, technologies, trade secrets, Industrial Property Rights, and internal management systems of the Products, Systems and Technology subject to this Agreement, as defined herein, that are not generally known to the public, whether conveyed verbally, in writing, on diskette, on tape or other media.

1.3 “Confirmation” shall mean the written confirmation signed by both Vystar and Revertex accepting the Plan for Development of the Products.

1.4 “Copyrights” shall mean all copyrights, trademarks, trade names or other usages, whether registered or not, relating to the research, development, design, manufacture, package, assembly, testing, marketing, or sale of the Products in any and all jurisdictions around the world.

1.5 “Development” shall mean the development of manufacturing processes, procedures and other SOPs for the Application in large-scale processing to produce the Products.

1.6 “Improvements” shall mean any modifications, improvements, changes or derivative works to the Products, Technology, technical documentation or Information as defined herein, or Systems.

1.7 “Industrial Property Right" shall mean any and all inventions, discoveries, developments, improvements and works relating either to the Application and/or the Products and their related manufacturing processes, whether patentable or not, including but not limited to patents and know how, developed by the Parties under this Agreement after the effective date of this Agreement.

1.8 “Know-how” shall include, but shall not be limited to, all technical information, (including but not limited to technical data or specifications, drawings, engineering information, process or production information, formulas, information on compositions of matter, techniques or methods, software or computer programs, and proprietary tools) related to the research, development, design, manufacture, package, assembly or testing of the Products;

1.9 “Licensed Activities” shall mean to research, develop, design, manufacture, package, assemble, test, and improve the Application for purposes of toll-manufacturing the Products for Vystar and/or marketing, selling and distributing the Products itself .

1.10 “Patents” shall mean all patent rights in any and all jurisdictions and all right, title and interest in all patent applications and patents to issue on them, all letters of patent or equivalent rights and applications, including any reissue, extension, division, continuation or continuation-in-part of applications throughout the world;

1.11 “Plan” shall mean a development plan that reflects the feasibility of the Development of the Products by Revertex, which shall initially be drafted by Revertex, and is attached hereto as Exhibit A, and made a part of this Agreement. Vystar maintains responsibility within the Plan for the Vystar Technology and the Application and Revertex maintains responsibility for the processes of treating and refining the natural rubber latex.

1.12 “Raw Materials” shall mean all items required for the Toll manufacture of the Products.

1.13 “Products” shall mean the low-active-protein and/or low-allergen natural rubber latex processed product resulting from the Application.

1.14 “Revertex Services” shall mean those services listed on Exhibit D attached hereto and incorporated herein by reference.

1.15 “Systems” shall mean any management or other system shared by Vystar with Revertex for the purposes of Revertex’ Development of the Products and optimizing the performance of production lines of Revertex for this purpose.

1.16 “Toll” or “Tolling” shall mean to convert/process Raw Materials into Products.

1.17 “Tolling Waste” shall mean any waste, as that term is defined under Regulatory Requirements as defined in Section 6.3, resulting from the Tolling of Raw Materials into Products under this Tolling Agreement.

1.18 “Technical Documentation” shall mean all drawings, data, charts, graphs, procedures, books, operation manuals, data, technical processes and other tangible technical literature necessary for the Systems and/or the research, development, design, manufacture, package, assembly or testing of the Products.

1.19 “Technology” shall mean, collectively, patents, know-how, copyrights, trademarks, trade names, and other Confidential Information which are disclosed or provided pursuant to the terms of this Agreement, and are necessary for research, development, manufacture, packaging, assembly or testing of the Products. That Technology controlled by Vystar as of the date of this Agreement, thereafter acquired by Vystar during the term of this Agreement, or otherwise developed during or pursuant to this Agreement or which relates to the Application, including all SOPs and other manufacturing processes previously developed or developed during the term of this Agreement or the LOI related to the Application, shall be referred to as “Vystar Technology”. That Technology controlled by Revertex as of the date of this Agreement, thereafter acquired by Revertex during the term of this Agreement, or otherwise developed during or pursuant to this Agreement related to the processing of compounded latex and prevulcanized lattices, and which does not relate to or depend upon the Application, the Products or the manufacturing or other processing for the Applications and Products, shall be referred to as “Revertex Technology”.

1.20 “Vystar Services” shall mean technical support or consulting services Vystar tenders to Revertex under this Agreement.

1.21 “Vytex CL60” shall mean the particular product resulting from applying the Application to the natural rubber latex that has not been treated with pre-vulcanized chemical processes.

ARTICLE II. Manufacturing, Packaging, Distribution and Commercialization of Products

2.1 Revertex shall procure the relevant Raw Materials for manufacturing and/or processing the Products. The cost for such Raw Materials shall be billed to Vystar on a cost plus model as described in Exhibit C on Revertex Fees for the Products that Vystar sells. Revertex shall inspect and test before unloading all Raw Materials promptly upon receipt and give Vystar immediate notice of defective or substandard Raw Materials. Revertex’s failure to provide such notice shall constitute a material breach of this Agreement.

2.2 Pursuant to the Plan and the Services described on Exhibit D, it is anticipated that Revertex will process, package, distribute, and possibly market and sell the Products. If Revertex desires to engage in these and other Licensed Activities, as defined below, Revertex shall comply with the following requirements:
2.2.1 With the exception of any product that Revertex is currently marketing as of the Effective Date, Revertex shall manufacture, distribute, promote and/or sell only the Vystar Products as Revertex’ chemically-treated, low-active-protein or low-allergen natural rubber latex product.

2.2.2 Revertex must include the Vystar trademark and trade name “Vytex” on all Product packaging, and if Revertex sells any of the Products for its own benefit, upon paying Vystar a Licensing fee that will be subject to a separate agreement, Revertex shall require of any of Revertex’ customers to whom Revertex markets, sells or distributes the Products that they similarly include the Vytex tradename and in the same manner as required of Revertex on all Product packaging manufactured, processed, packaged, marketed, sold or otherwise distributed by those Revertex customers. All such trademarks and/or trade names on all packages shall be used and placed as mutually agreed upon by the parties. All such marketing activities and trademark usage requirements shall be incorporated in this Agreement as Exhibit B. Neither Revertex nor any Revertex customer may make any changes to the use and placement of the Vystar trademarks and/or trade names without the express written approval of Vystar.
2.2.3 Should Revertex determine it desires to market and/or sell any of the Products, Vystar and Revertex (and/or Revertex’ agents approved by Vystar) shall mutually market the Vytex natural rubber latex, and each party shall include the other party in its marketing activities and materials, including any electronic or on-line product listing and catalogs.
2.2.4 Generally, Vystar shall have responsibility for marketing to the Product end-users world-wide, including product development and marketing groups located in the North American region and in companies not otherwise covered by Revertex. If Revertex elects to sell any of the Products, Revertex shall have responsibility for sales and marketing of the Products to the Product manufacturers outside of the North American region, specifically in Southeast Asia and Europe currently covered by Revertex, or as otherwise agreed to between the Parties.
2.2.5 Each party shall be fully responsible for the costs of its marketing materials for its marketing efforts. In the event that the parties engage in joint efforts that result in joint marketing materials, the parties shall share equally in these costs unless otherwise expressly agreed by the parties.
2.2.6 Each party shall provide to the other party sufficient documentation and training to facilitate each party’s co-marketing efforts under the licensing and non-disclosure requirements contained in this Agreement.
2.2.7 Each Party hereby grants a limited, nonexclusive, world-wide, non-assignable and non-transferable, royalty-free license to each party’s trademarks and copyrights for the co-marketing and sales activities and materials, provided that the trademarks and marketing materials are not altered or modified from the parties’ approved versions.
2.2.8 Each party shall only use marketing materials related to the other party that are approved by the other party.
2.2.9 Each party shall make opportunities available to invite the other party to marketing and sales meetings with potential customers and each party shall make good faith efforts to attend such sales and marketing meetings.

2.3 Vystar shall provide to Revertex quarterly estimates, or such other interval mutually agreed to by the parties, reflecting the expected volume for Products required by Vystar.
2.3.1 Vystar will transmit orders for quantities of each of the Products to Revertex by separate orders containing details.
2.3.2 Revertex shall invoice Vystar for processing and storage of Products, along with the invoicing of any Raw Material provided by the Revertex, pursuant to sections 4.1, and in accordance with the schedule of fees shown in Exhibit C.

2.4 Warehousing/Storage. To the extent that Vystar Raw Materials and Products are stored at Revertex’s site. Revertex shall provide sufficient and appropriate facilities for such storage. Details of such facilities are provided in Exhibit F.

2.5 Sole right and title to Products hereunder shall remain in Vystar at all times. Revertex shall not sell, transfer, grant any security interest in, encumber or otherwise dispose of any interest of Vystar in the Products.

2.6 Transportation.  If required by Revertex, Vystar will supply to Revertex information to assist Revertex in complying with any relevant transportation regulations for shipping Products.

2.6.1 Revertex shall ensure that precautionary labels, tags, hazard warnings statements, and other safety information are affixed to the containers in which the Products are shipped, in accordance with the relevant transportation regulations and specific directions furnished Revertex by Vystar.

2.6.2 Where the drumming of materials is part of the Tolling agreement, Vystar will provide Revertex with specific information which Revertex will use to print drum labels. Revertex shall affix labels to all drums and ensure that all drums, labels and markings comply with all Regulatory Requirement, including, without limitation, any relevant transportation regulations.

2.7 Waste, Recycle & Contamination. Revertex accepts all responsibilities under Regulatory Requirements, including the status of any generator or other equipment, for Tolling Waste. Prior to the initial contract, purchase order, or arrangement for removal, transportation, treatment, storage or disposal of Tolling Waste, Revertex shall notify Vystar with specifics of the transaction, so that Vystar may state any objection.

2.7.1 Revertex agrees promptly to notify Vystar of any change in the Tolling of Vystar Raw Materials into Products that could affect the quantity, type, or character of any Tolling Waste.

2.7.2 If any non-waste material is produced by Revertex from Vystar Raw Materials or Products, which material Revertex intends to recycle or reuse or send to a third party for recycle or reuse, Revertex agrees to notify Vystar in advance of the recycle or reuse activity.

2.8 Spill and Transportation Accident Notification. Revertex shall immediately notify Vystar upon discovery of any leak or spill of Vystar Raw Materials or Products at Revertex’s site, if such leak or spill is not totally contained, recovered, and prevented from reaching the air, soil or water. Revertex shall report all incidents under Regulatory Requirements.

2.8.1 Revertex shall immediately notify Vystar, within3 hours maximum, of any transportation or operational accident involving Vystar Raw Materials or Finished Products. .

2.8.2 Revertex has a continuing obligation to notify Vystar of any matter addressed by this Section 2.8, even if such notice would not be immediate, and to update Vystar of any significant new or changed information or developments.

ARTICLE III. Fees
Where Revertex provides the Revertex Services described in Exhibit D for Vystar without selling any of the Products itself, Vystar shall pay to Revertex the fees described on Exhibit C labeled “Revertex Fees” (“Revertex Fees”).

ARTICLE IV. Limited License
4.1 Subject to the terms and conditions of this Agreement, Vystar hereby grants to Revertex a non-transferable, non-assignable, non-exclusive, world-wide, limited right and license to the Vystar Technology, Technical Documentation and Systems to research, develop, design, manufacture, package, assemble, test, and improve the Application for purposes of toll-manufacturing the Products for Vystar and/or marketing, selling and distributing the Products itself (“Licensed Activities”).

4.2 Subject to the terms and conditions of this Agreement, Vystar hereby also grants to Revertex a non-transferable, non-assignable, non-exclusive, world-wide limited right and limited license to use the Vystar trademarks, “Vytex™”, and other trademarks or trade names as expressly approved by Vystar on the packaging of the Products. Revertex shall not use any of Vystar’s trademarks or trade names in any other manner other than as expressly prescribed by Vystar. Revertex shall not deface, obliterate or otherwise modify any of the Vystar trademarks or trade names.

4.3 The Licenses in Sections 4.1 and 4.2 herein shall collectively be referred to as the “License”.

4.4 Revertex shall not sell, transfer or assign any aspect of the License. The License shall be valid for the term of this Agreement unless terminated earlier as provided in this Agreement. Revertex shall not, and shall not permit its employees, representatives or agents to sell, assign, lease, sublicense, transfer or disclose to any third party, or allow any third party to use the, Vystar Technology, Technical Documentation, Systems or the Application except as specifically permitted by this Agreement.

4.5 Nothing contained herein shall be construed as granting the receiving party a license, an option on a license or any right to operate under any patent, technology or know how, or more generally under any Industrial Property Right of the disclosing party which may be disclosed by it under this Agreement and which shall remain its complete and full property.

4.6 In the event that Revertex determines it may need to utilize third parties to assist in the manufacturing of Vytex product due to the volume, the parties shall follow the procedures outlined in Article V Restriction on Subcontracting; Nonassignability provision described herein.

ARTICLE V. Restriction on Subcontracting; Nonassignability
5.1 Revertex shall not subcontract the Development or any of the other Licensed Activities in whole or in part to any third party without the prior written consent of Vystar. The rights and obligations granted and imposed upon the Parties pursuant to this Agreement shall not be assignable or otherwise capable of delegation, transferable, or subject to encumbrance by act of either Party or by operation of law or otherwise without the express written consent of the other Party. Any attempt to assign, delegate, transfer or encumber such rights or duties, absent the other Party’s prior written consent shall be null and void. Notwithstanding the foregoing, a transfer of all or substantially all of the assets of either Party to an affiliate of that Party shall not be deemed a prohibited assignment for purposes of this Article.

5.2 In the event that Revertex would require use of a third party to assist in the processing and or manufacture of the Products using the Application in order to meet Vystar’s quantities required, Revertex shall communicate such fact to Vystar with sufficient notice to allow Vystar to review such third party’s qualifications and approve of any such third party. In the event of Vystar’s approval to Revertex’ use of any such third party subcontractor to assist Revertex in processing or manufacturing the Products using the Application, such third party contractor shall be required to execute a limited license and confidentiality agreement with Vystar prior to any disclosure of Vystar’s Application and Vystar Technology by Revertex. For all other components of the subcontractor processing and manufacturing relationship, Revertex shall contract directly with and be responsible to Vystar for the third party’s production of the Products. The use of any third parties pursuant to this section shall not change the Revertex Fees charged to Vystar for the Revertex Services as described herein and on Exhibit C.

ARTICLE VI. Quality & Performance Standards Compliance
6.1. Revertex shall engage in the Development activities and the other Licensed Activities with reasonable skill and care. Revertex represents that it has the requisite expertise, ability and legal right to engage in the Development activities and other Licensed Activities and that it can and will perform the Development activities and other Licensed Activities in an efficient and ethical manner.

6.2 Revertex shall establish and maintain programs which address continuous improvement of final product quality, and strive to achieve goals similar to the ISO 9001 quality process at a minimum. The status of such programs are to be shared with Vystar.

6.3 Revertex acknowledges that the Products are or may be governed by governmental regulations and licensing in the various jurisdictions in which the Products may be marketed, distributed and/or sold. It shall be the duty of Revertex to ascertain whether any drawings and specifications are at variance with the Regulatory Requirements applicable to it as a toll manufacturer before starting Tolling. If Revertex discovers any variance with the Regulatory Requirements in any drawings and/or specifications, Revertex shall promptly notify Vystar in writing and the necessary changes shall be made before proceeding with the part of the Tolling affected. Revertex shall obtain all permits necessary for the Tolling, and shall give all required notices. Revertex shall be responsible for complying with all government regulations and for seeking all required licenses, certifications and approvals required in order to comply with all governmental regulations and licensing that apply to Revertex’ Development activities and other Licensed Activities and as otherwise may be required of Vystar as the processor of record and which Vystar would be required to pass along to any of its contractor or toll manufacturers (“Regulatory Requirements”). Revertex shall have full and proper regard to and shall comply with all other relevant laws, regulations and codes of conduct in the performance of the Development and other Licensed Activities pursuant to this Agreement.

6.4 Revertex shall have a drug and alcohol policy applicable while performing services for Vystar. Revertex shall ensure that its employees and agents do not perform any service for Vystar while under the influence of alcohol or any controlled substance. Revertex is responsible for all aspects of compliance with regulations promulgated by the Occupational Safety & Health Act, 1994 and any applicable sate worker regulations. This obligation includes all training and hazard communication as required in the OSHA Regulations. If Revertex has not received sufficient information on the Vystar Raw Materials or Products, then Revertex shall contact Vystar for this information. Attached hereto as Exhibit E are Material Safety Data Sheets covering the Vystar Raw Materials to be Tolled by Revertex and covering the Products. If not already posted, Revertex agrees to disseminate and post copies of the Material Safety Data Sheets, including warnings and safety and health information concerning the Vystar Raw Materials and Products and/or their containers, in a conspicuous place in Revertex’s plant to which employees, agents, contractors or customers of Revertex have open and frequent access. Revertex agrees to otherwise advise its employees, agents, contractors or customers by disseminating all information furnished by Vystar regarding the possible hazards of, precautions concerning, and safe-handling procedures utilized in dealing with: (1) the Vystar Raw Materials, and (2) the Products to the extent not already disseminated by Revertex as a result of Revertex’ activities other than Vystar Tolling.

6.5 Revertex shall not make any modifications to the Technical Documentation, the Systems, the Vystar Technology, Application or the Products without the express written approval of Vystar. If Revertex modifies or causes the modification without Vystar’s approval of the Technical Documentation, Systems, Vystar Technology, Application or the Products that are developed, manufactured, marketed, distributed or sold, Revertex shall indemnify and hold harmless Vystar against any and all claims, damages, fines, costs and expenses (including without limitation, reasonable attorneys’ fees and costs of suit) resulting from the defense, settlement and/or regulatory action related to Revertex’ use, development, manufacture, packaging, marketing, sale, distribution or any other Licensed Activity or other activity with respect to the unapproved modified Products. This indemnification shall survive termination or expiration of the Agreement.

6.6 In compliance with Vystar’s quality assurance procedure, Revertex is required to retain a sample measuring 500 cubic centimeters of Product after loading for each tank truck delivery. The sample shall be retained for three (3) months after each delivery. Provided that, in the event of a claim relating to any Product delivered, the sample of the said Product delivered shall be retained as long as necessary.

6.7 Revertex, in performing its obligations under this Agreement, shall establish and maintain appropriate business standards, procedures, and controls, including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of Vystar. Revertex shall review with Vystar at reasonable frequency during performance of this Agreement, Revertex’s business standards, procedures, and controls, including, without limitation, those related to the activities of Revertex’s employees and agents in their relations with Vystar employees, agents and representatives, suppliers, subcontractors and third parties.

ARTICLE VII. No Warranties
BOTH VYSTAR AND REVERTEX GIVE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE with respect to the activities described in this Agreement except as expressly set forth in this section. Neither party shall communicate any warranties on behalf of the other to any customer to which it markets, sells or distributes the Products other than that expressly described herein. Each party shall hold harmless and indemnify the other party for any warranties that it extends to any third party in violation of this provision.

IN NO EVENT WILL EITHER PARTY OR ANY OF ITS SUPPLIERS OR LICENSORS BE LIABLE TO THE OTHER PARTY FOR: (1) LOST PROFITS, LOST DATA OR LOST USE, OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY INDIRECT, SPECIAL, OR PUNITIVE DAMAGES REGARDLESS OF THE FORM OF ACTION, WHETHER CONTRACT, TORT STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF CUSTOMER OR ANY OTHER PERSON HAS ADVISED THAT PARTY OR ANY OF ITS SUPPLIERS OR LICENSORS OF THE POSSIBILITY OF SUCH DAMAGES; (2) DAMAGES CAUSED BY THE OTHER PARTY’S FAILURE TO PERFORM ITS RESPONSIBILITIES UNDER THIS AGREEMENT; (3) REPAIRS OR ALTERATIONS DONE WITHOUT THE PRIOR WRITTEN APPROVAL OF THE OTHER PARTY; OR (4) USE OF THE OTHER PARTY’S TECHNOLOGY, TECHNICAL DOCUMENTATION, SYSTEMS, OR APPLICATION OR ULTIMATE PRODUCTS IN A MANNER THAT IS NOT AUTHORIZED BY THIS AGREEMENT. THE REMEDY OF CONSEQUENTIAL DAMAGES SHALL NOT BE AVAILABLE EVEN IN THE EVENT THE SOLE AND EXCLUSIVE REMEDY OF REPAIR AND/OR REPLACEMENT FAILS OF ITS ESSENTIAL PURPOSE.

THIS LIMITATION WILL NOT APPLY TO CLAIMS FOR DEATH OR PERSONAL INJURY CAUSED SOLELY BY THE NEGLIGENCE OF A PARTY OR ITS EMPLOYEES, SUBCONTRACTORS OR AGENTS.

ARTICLE VIII. Reports, Records, Access & Audits
8.1 Revertex shall submit to Vystar its final report on the Development on or prior to the date specified in the Plan.

8.2 In the event that Revertex is unable to submit the final report by the specified date as referred to in the preceding paragraph, Revertex shall notify Vystar to that effect without delay.

8.3 Vystar may from time to time request that Revertex make a report on the progress of the Development and manufacture or other Licensed Activities and Vystar shall be entitled to provide instructions or assistance for, or be present at, the implementation of the Development or manufacture and packaging, at the site where Revertex carries out the Development and/or manufacture and packaging.

8.4 Revertex shall keep accurate and thorough records in sufficient detail to enable Vystar and/or any governmental or licensing body to inspect records and activities related to the Development and other Licensed Activities. Upon Vystar’s request, and after reasonable prior notice, Revertex shall permit Vystar or an independent auditor to have access during ordinary business hours to Revertex’ records and operation to determine Revertex’ compliance with this Agreement and with respect to the Development and other Licensed Activities. Such examination shall be at Vystar’s expense and shall not take place more than once each six (6) months, unless required more often by a governmental or licensing agency or Vystar has reason to believe Revertex may not be complying with the Regulatory Requirements, the License or other obligations described herein.

8.5 Revertex shall retain the original of the final report on the Development, original data, experimental products, and other related materials in an appropriate manner for a period of 3 years from the date on which the final report is submitted to Vystar. The procedures after the expiration of the retention period shall be determined through discussion between the parties.

8.6 Revertex and Vystar agree that all transactions will be accurately reflected in their books and records, and that no funds or other assets will be paid directly or indirectly to government officials (or persons acting on their behalf) for the purpose of influencing government decisions or actions. Violation of this policy will result in the immediate termination of this Agreement. No employee, agent, contractor, subcontractor or other third party used by Vystar will have the authority to give any direction, either written or oral, relating to the making of any commitment by Revertex, Vystar or their agents to any third party in violation of the terms of this section.

8.7 If Revertex receives any request for audit, inspection, information or other action by a governmental or licensing body, or other third party with respect to the Products or the Application, Revertex shall immediately notify Vystar. If Revertex becomes aware of any defect or other concern regarding the Products or Application which it knows or suspects may cause injury, harm or other hazards associated with the use or control of the Products, Revertex shall immediately inform Vystar of such and both parties will determine the appropriate course of action with respect to notifying any governmental authority, customers or other third party(ies).

ARTICLE IX. Product & Technology Discontinuation or Modification
9.1 Vystar reserves the right to modify or discontinue any Vystar Technology, System, Technical Documentation, Application and resulting Product upon thirty (30) days notice to Revertex. If such modification or discontinuation is due to Regulatory Requirements, as described in this Agreement, the notice period of such modification or discontinuation shall be pursuant to such Regulatory Requirements and will be as stated in the notice to Revertex. In some cases, this modification or discontinuation may be effective immediately.

9.2 In the event that, prior to the completion of the Development, Vystar provides Revertex with notice of discontinuation of all or part of the required test, Revertex shall promptly discontinue the Development. The settlement of the development fees accrued prior to the discontinuation shall be made by agreement through discussion between the parties.

9.3 In cases where the Development is discontinued pursuant to the preceding paragraphs, Revertex shall promptly provide to Vystar the results of the Development achieved prior to the termination. The manner to deal with the original data and experimental products with respect to the Development having been created prior to the discontinuation shall be determined through discussion between the parties.

ARTICLE X. Confidentiality
10.1 During the course of performing this Agreement, it is anticipated that both Parties will learn Confidential Information of the other Party. Each Party shall keep confidential the Confidential Information and shall not use or disclose, either directly or indirectly, to any person or entity the Confidential Information of the other Party for any purpose other than as provided for in this Agreement without the express, written permission of the other Party, except that each Party may: (i) use the Confidential Information of the other Party to carry out the activities expressly permitted hereunder; (ii) disclose the Confidential Information of the other Party to those persons who have a need to know such Confidential Information in order to carry out the activities expressly permitted hereunder on behalf of the Receiving Party and who are bound by confidentiality obligations no less stringent than those contained herein; and (iii) disclose the Confidential Information as required by law or orders from any government departments, legislative bodies or governing courts, provided that, in such event, the Receiving Party subject to such obligation shall promptly notify the Disclosing Party to allow intervention to contest or minimize the scope of the disclosure or apply for a protective order. Each Party agrees to take precautions to prevent unauthorized disclosure or use of the Confidential Information, and such precautions shall be consistent with the precautions used to protect the Receiving Party’s own confidential information of like significance, but in no event less than the care exercised by a reasonable business person in the protection of its valuable confidential information. In the event that the Receiving Party learns or has reason to believe that any person who has had access to the Confidential Information of the Disclosing Party has violated or intends to violate the terms of this Agreement, the Receiving Party shall immediately notify the Disclosing Party and shall cooperate with the Disclosing Party in seeking any relief against any such person or violation.

10.2 In the event of any unauthorized disclosure of the Disclosing Party’s Confidential Information by any of the Receiving Party’s employees, vendors, contractors, agents or other third party with access to the Disclosing Party’s Confidential Information, the Disclosing Party shall have the right to commence legal proceedings directly against such employee, vendor, contractor, agent or third party, and such right shall be stipulated in the non-disclosure undertaking executed by the Receiving Party’s employees, vendors, contractors, agents or other third parties. The Parties hereto both acknowledge that damages that would be suffered by the Disclosing Party as a result of a breach of the provisions of this Article X may not be determinable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, the Disclosing Party shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief or any other equitable relief to restrain any breach or threatened breach of any provision of this Article X or otherwise to specifically enforce any of the provisions hereof.

10.3 Confidential Information shall include, but shall not be limited to all aspects of the Technology, Systems, Technical Documentation, Application and Products shall be deemed as Confidential Information for all purposes and at all times. Notwithstanding the above, the confidential obligation contained in this paragraph shall not apply to any of the following information to the extent that it can be demonstrated in writing that the information:
1) is already known to the public through no violation of a nondisclosure obligation at the time of disclosure by the other party;
2) becomes known to the public without fault of the receiving party after the disclosure by the other party;
3) is already in the possession of the receiving party at the time of disclosure by the other party;
4) is lawfully obtained without any obligation of confidentiality from a third party who has the right to make such disclosure (subparagraphs 1-4 shall be referred to as “Non-Confidential Information”); or
5) is required to be disclosed by any governmental or judicial agency, but only after the Receiving Party has given the Disclosing Party notice of such disclosure request and given the Disclosing Party an opportunity to object and/or seek a protective order.

10.4 The Receiving Party must seek prior written approval from the Disclosing Party for any vendors, contractors, subcontractors, or other third parties that the Receiving Party proposes to use for any work involving the Disclosing Party’s Confidential Information. Any such vendors, contractors, subcontractors and third parties must be bound by confidentiality, nondisclosure agreement containing terms equivalent to those contained herein and the form of which has been approved by the Disclosing Party. The Receiving Party shall also procure non-disclosure undertakings from its employees having access to the Confidential Information on a need-to-know basis. The terms of the non-disclosure undertaking shall be no less stringent than those contained herein.

10.5 All Confidential Information of a Disclosing Party shall remain the sole property of such Disclosing Party. At the termination or expiration of this Agreement, or at any time the Disclosing Party requires, the Receiving Party shall return to the Disclosing Party all equipment, manuals, reports or other written or soft copy information regardless of the form, whether originals, copies, derivative works, test results or other information created by the Receiving Party reflecting the Disclosing Party’s Confidential Information, and shall not keep or retain any copies of the Disclosing Party’s Confidential Information. The confidentiality and nondisclosure obligations contained in this Article X shall survive termination of this Agreement until such time as the Confidential Information becomes Non-Confidential Information pursuant to the terms contained herein.

ARTICLE XI. Ownership of Results and Industrial & Intellectual Property Rights
11.1 Any manufacturing techniques or processes or any know how, in the broadest sense, invented and/or developed under this Agreement shall be owned as follows. If relating (i) to the Application and manufacturing processes related to the Application, the Technical Documentation, Systems, Vystar Technology, and resulting processes, components, manufacturing processes and SOPs or other Vystar Confidential Information shall be Industrial Property Rights or other intellectual property rights owned by Vystar (“Vystar Owned Property”; (ii) to manufacturing processes of compounded latex and prevulcanized lattices not relating to the Application, Revertex Technology, and resulting processes, components, manufacturing processes and SOPs or other Revertex Confidential Information shall be Industrial Property Rights or other intellectual property rights owned by Revertex (“Revertex Owned Property”). All of the Technology owned individually by either Vystar or Revertex, as defined herein, shall be prosecuted by that party individually in their sole individual discretion.

11.2 All Improvements made to, which shall include derivative works made from, the individually owned Technology, being either Vystar Owned Property or Revertex Owned Property (“Owning Party”), the corresponding Technical Documentation, Systems, Application or products by one or more employees or contractors of the non-Owning Party shall be works for hire and shall remain the exclusive property of the Owning Party as part of the Owning Party’s Confidential Information.
11.2.1 Such Owning Party Improvements shall become subject to this Agreement; and
11.2.2 The expenses and costs in procuring and maintaining the intellectual property protection for the Improvements shall be the responsibility of the Owning Party, who shall determine whether to apply for patent or other appropriate protection and, if so, which party shall prepare and prosecute such application and in which countries corresponding applications shall be filed and by whom.

11.3 During the term of this Agreement, the non-Owning Party shall notify the Owning Party of Improvements it or one of its contractors has made to the Owning Party’s Technology. The non-Owning Party and/or its contractors, and their employees, representatives and contractors shall cooperate fully with the Owning Party in preparing, prosecuting, and otherwise securing such intellectual property protection. Expenses of preparing, prosecuting and otherwise securing such intellectual property protection shall be borne by the Owning Party.

11.4 All results obtained by any of the tests carried out shall be vested in the Owning Party, as defined herein, and the Owning Party may use such results without any restriction.

11.5 If a Party becomes aware that the Products infringes upon an Intellectual Property Right of a third party, it will promptly notify the other Party thereof in writing. In such event, each Party will do everything possible to cure the Products from a potential infringement in order to avoid as much as possible an infringement suit. In case an infringement suit is nevertheless instituted by a third party against one or both of the Parties, each Party will equally participate in any and all costs for the defense thereof. If the other Party does not respond favorably to the registered letter within thirty (30) days after the date it has been sent, the initiating Party will have the right to bring a claim or legal action against such infringing entity in such country, the costs and proceeds of which will be borne and recovered by that initiating Party solely.

11.6 In case a counterclaim relating to the Products is instituted against the initiating Party, it will immediately inform the other Party thereof by registered letter or courier with signature evidencing delivery mentioning all details relating to such counterclaim. In such case, the initiating Party will make available to the other Party any defense in such counterclaim and the other Party will have the right to join the initiating party in the claim or legal action at any time possible and/or to participate in the defense of the counterclaim. Any participation and/or observations will be taken into account by the initiating Party in as far as reasonable. In the event that the other Party joins the initiating Party, the costs and proceeds will be handled as if the parties had jointly brought the claim or legal action.

11.7 No settlement by the initiating Party will diminish the rights or interests of the other Party in the Products without the other Party’s prior and explicit written consent.

ARTICLE XII. Health Hazards and Insurance
12.1 In the event that in the course of implementation of the Development or any of the Licensed Activities any employee of Revertex has suffered damage to his/her health caused by or in connection with the Products, Revertex shall take immediate necessary actions and promptly notify Vystar to that effect, and both parties shall discuss and determine necessary matters including the determination as to whether or not the scheduled test shall continue to be carried out.

12.2 Revertex shall maintain and keep in force during the term of this Agreement premises, workers’ compensation, general public liability insurance and any other insurance against any insurable claim which might or could arise regarding the development, manufacturing and packaging or any of the Licensed Activities of the Products. Revertex shall add Vystar as an additional insured on Revertex’ insurance policies, and shall provide Vystar with a copy of such. Revertex shall notify Vystar immediately upon any modification, termination or expiration in coverages.

ARTICLE XIII. Indemnification
13.1 Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (the “Indemnified Party”) and its parent, sister and subsidiary companies, affiliates, directors, supervisors, officers, employees, agents, representatives and consultants (“Indemnified Persons”) from and against any and all claims, actions, damages, fines, losses, expenses, costs (including without limitation reasonable attorneys’ fees and litigation or arbitration costs) or other liability incurred by the Indemnified Party and Indemnified Persons, arising out of or relating to any allegation of or actual breach of any: (1) term or condition of this Agreement; (2) any representation, warranty or covenant of the Indemnifying Party under this Agreement; (3) any negligence or willful misconduct; (4) any claims of damages by any third party resulting from any act or omission of the Indemnifying Party; and/or (5) any infringement or violation by the Indemnifying Party of any third person’s intellectual property rights arising as a result of the Indemnifying Party’s entering into and/or performance of or attempt to perform this Agreement and/or (6) any violation of the Regulatory Requirements. Provided that the Indemnified Party shall provide to the Indemnifying Party prompt written notice of any such claim for which indemnification is sought and shall further provide reasonable cooperation in the defense and all related settlement negotiations thereof. The Indemnifying Party shall have the sole right to control the defense of a claim for which indemnification is sought hereunder. Notwithstanding any of the foregoing, the Indemnified Party shall have the right, in its absolute discretion and at its sole cost, to employ attorneys of its own choice in the defense of such claim. Neither Party shall have any liability for claims arising out of the other Party’s use of the Technology, the Technical Documentation, the Systems, and/or the Products not authorized by this Agreement or with any changes not approved by the other party.

13.2 Each Party shall bear all costs and expenses incurred in relation to any claim or cause of action due to that Party’s own misconduct or negligence.

13.3 Where such injury, death, loss or damage is the result of the joint or concurrent negligence or misconduct of both Revertex and Vystar or their respective agents, employees, representatives, or contractors, Revertex’s duty of indemnification shall be reduced in the same proportion attributed to the negligence or misconduct of Vystar, its agents, contractors, employees or representatives.

ARTICLE XIV. Term & Termination
14.1 Term. This Agreement shall become effective on the Effective Date and shall remain in full force and effect for three (3) years from the Effective Date, unless and until earlier terminated hereunder or unless modified by any term provision in the Plan or Confirmation. This Agreement shall be renewable for successive 2-year terms upon mutual agreement of the Parties ninety (90) days prior to each previous term’s expiration.

14.2 Termination without Cause. Either Party may terminate this agreement upon one hundred twenty (120) days notice to the other Party.

14.3 Termination with Cause. Unless otherwise provided by law, either Party may terminate this Agreement in the event that the other Party breaches any provision of this Agreement after the non-breaching party serves the breaching party with a notification specifying a reasonable period of time, but in no case less than ten (10) days, during which the breach shall be remedied and, if the breaching party fails to remedy the breach within the specified period, the non-breaching party may terminate this Agreement and/or the then effective Plan and Confirmation and may claim from the breaching party direct and ordinary damages resulting from the termination. This liability for damages shall not apply to indirect, special, incidental, consequential or any other damages than the direct or ordinary damages.

14.4 Termination Upon Occurrence of Events. Either Party hereto may immediately terminate this Agreement upon delivering notice to the other party if any of the following events occurs:
14.4.1 Thirty percent (30%) or more of the assets of the other party becomes subject to attachment, provisional attachment, provisional disposition, public sale, procedures for tax delinquency, petition for an auction sale, or any other sanctions imposed by public authorities;
14.4.2 A petition is filed by or against the other party for the institution of proceedings for corporate arrangement, civil rehabilitation or special liquidation, or for bankruptcy, which is not dismissed within thirty (30) days;
14.4.3 An order is issued by a competent regulatory agency to suspend the business of, or revoke the business license or business registration of, the other party that is related to this Agreement;
14.4.4 The other party becomes unable to make any payment or becomes insolvent, or the financial standing of the other party has otherwise seriously deteriorated, or there is a reasonable ground to suspect the deterioration and acceptable reassurances have not been given after twenty (20) days notice of such suspicions.

14.5 Upon the termination of this Agreement Revertex shall cease to use any of the Technology, Systems, Products, Application or Technical Documentation, unless otherwise authorized by Vystar, and shall promptly return to Vystar all information, Technical Documentation (including copies thereof) and the remaining sample substance of the Application or any Product.

14.6 Notwithstanding the foregoing, the termination of this Agreement shall not relieve either Party of any liability or obligation accrued prior to such termination, and such termination shall not affect any provision, which shall be effective after such termination as stipulated or implied herein. The exercising of its rights in this Article XIV by either Party shall not impair the exercising of other rights of such Party pursuant to provisions of law or herein, including, but not limited to the right of the terminating party to claim damages.

ARTICLE XV. Force Majeure
15.1 Notwithstanding any provisions herein, no Party shall be held liable or responsible to the other Party for failure or delay in fulfilling or performing any obligation under this Agreement if such failure or delay is caused by actions, inactions or events which are beyond the reasonable control of the affected Party, the effect of which is to prevent or interfere with such Party’s performance hereunder, including but not limited to any weather; natural disasters; government action or inaction or other governmental laws, orders, restrictions, embargos or blockades; war; national or regional emergency; city riot or other civil disobedience; revolution or rebellion; strike or other work stoppage; fire; explosion; flood; sabotage; pestilence; accident or breakdown of machinery, unavailability of fuel, labor, containers or transportation facilities; accidents of navigation or breakdown or damage of vessels, or other conveyances for air, land or sea or other impediments or hindrances to transportation; or any other circumstances of like or different character commonly referred to as an act of God or force majeure. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition and shall make all reasonable efforts to perform despite such occurrence. In the event of that such condition continues for more than three (3) months, the Parties may consult with each other to determine whether or not to terminate this Agreement.

15.2 Notwithstanding the aforesaid, the Parties shall perform obligations stipulated herein as soon as possible after the end of such force majeure.

ARTICLE XVI. Jurisdiction
Vystar and Revertex agree that any disputes arising out of or in connection with this Agreement shall be governed by Georgia law in the United States of America (“U.S.A.”) and submitted into a court of competent jurisdiction in Atlanta, Georgia, U.S.A..

ARTICLE XVII. Matters subject to Discussion/Entire Agreement/Amendment
This Agreement, along with its Schedules, Plans and Confirmations constitutes the entire understanding between the Parties, and supersede all previous undertakings, agreements, and understandings, whether oral or written, between the Parties hereto. No modification, amendment or alteration of this Agreement shall be effective unless agreed to in writing signed by both Parties. Any matters not provided for in this Agreement or any doubts arising in connection with the interpretation of this Agreement shall be resolved through good faith discussions between the parties hereto.

ARTICLE XVIII. Notice
All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or by registered return mail to:

In case of Vystar:
William Doyle
President & COO
3235 Satellite Blvd.
Building 400, Suite 290
Duluth, GA 30096
Phone: +1 770-965-0383
Fax: +1 770-965-0162

In case of Revertex
__Revertex (M) Sdn. Bhd.__
_______________________
Attn:  Chong Yee Ming__
Phone: +607-770-1300____
Fax: +__607-776-7062____

Provided, however, that if a Party shall have designated a different address by notice to the other Party, then to the last address so designated. Either Party may change its address by giving written notice to the other Party.

ARTICLE XIX. Relationship of the Parties/No Third-Party Beneficiaries
19.1 The relationship between Vystar and Revertex is that of independent contractors with respect to all matters related to this Agreement. Each Party agrees that discretionary authority over all significant business matters with respect to the other Party and its Technology rests with the owning Party, and the non-owning Party shall have no authority, whether express or implied, to make contracts, representations, warranties or any other obligations in the name of, or binding upon, the owning Party. Neither Party shall be responsible for the other Party’s acts .

19.2 This Agreement is made for the benefit of the Parties hereto and is not intended to benefit any third parties and shall not be available for enforcement or benefit of any third parties not a Party to this Agreement as evidenced by a duly authorized signature hereto.

ARTICLE XX. Severability
If a court or arbitrative panel of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable, the provisions of this Agreement shall be separable and such invalid or unenforceable term(s) shall be ineffective in the affected jurisdictions to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement. The remaining provisions of this Agreement and the invalidated provisions in other non-affected jurisdictions shall remain in full force and effect until the Agreement terminates or expires.

ARTICLE XXI. Waiver
The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that particular provision or any other provision on the Agreement. Failure by any Party at any time to enforce any of the provisions of this Agreement shall not affect or impair such provisions in any way, or the right of any Party at any time to avail itself of any remedies it may have for breach of such provisions pursuant to this Agreement, either in equity or in law.

Article XXII Taxes
22.1 Vystar shall reimburse Revertes for any existing taxes which Revertex may be required to pay upon the production, transportation, delivery, use, possession or storage of the Products, but not taxes upon, or measured by, the income of Revertex or the Raw Materials. Vystar shall provide Revertex, upon request, with properly completed exemption certificates for any tax from which Vystar claims an exception.

22.2 Unless it elects otherwise, Vystar shall reimburse Revertex for any new taxes or increase in existing taxes which Revertex may be required to pay upon the production, transportation, delivery, use, possession or storage of the Product (other than taxes upon, or measured by, the income of Revertex or the Raw Materials) if Revertex provides Vystar with written notice of such new or increased tax. However, within thirty (30) days after receiving such written notice from Revertex, Vystar may elect by written notice to Revertex not to reimburse Revertex, in which event Revertex may terminate this Agreement upon written notice. If Vystar does not give written notice of its ele tion not to reimburse Revertex, Vystar shall reimburse Revertex for such new or increased taxes.

22.3 Notwithstanding the above, Vystar shall render all of its property stored or retained at Revertex’ facilities to the appropriate government authorities for the purposes of determining any personal property tax that may be assessed against such property. Vystar shall pay any personal property tax assessed against its property directly to the appropriate government authorities.

ARTICLE XXIII. Parts
This Agreement may be executed in two (2) or more counterparts, which together shall form a single agreement as if both Parties had executed the same document.

ARTICLE XXIV. Survival
The following Sections and Articles shall survive the termination of expiration of this Agreement: Jurisdiction Article XVI, Effect of Termination Section 14.5, Indemnification Article XIII, Ownership Article XII, Confidentiality Article X, Records Retention Section 8.5, No Warranties Article VII, and Audit Section 8.7.

In witness hereof, the Parties hereto have caused this Agreement to be executed in duplicate with their respective names and seals affixed thereto, and each Party shall retain one copy thereof.

Date: April 11, 2008

Vystar Corporation

Signature: /s/

Name:

Title:

Date:

Revertex:

Signature: /s/

Name:

Title:

Date:

EXHIBIT A
PLAN
CONFIDENTIAL
VYTEX™ NRL SOP
Preparation of Vytex™ Natural Rubber Latex from Field Latex
Authors: Travis Honeycutt, Matt Clark, Vystar Corporation

1.0 INTRODUCTION

1.1 Purpose
The purpose of this procedure is to describe a means of chemically reducing the antigenic protein (AP) level in natural field rubber latex without diminishing the physical properties of the latex.

1.2 Procedure
This procedure is performed prior to concentration. The beginning feedstock is field latex, containing approximately 27% total solids content (TSC) prior to de-sludging.

1.3 Results
The protein results of this procedure are to be determined by Donald Guthrie Foundation Education Research Institute, an independent laboratory analysis using the ASTM D6499-03 Inhibition ELISA protocol. Once the aging process is completed, as proscribed in Section 4.2, a sample of the batch should be sent within three (3) days to the following address for protein testing:

LEAP Testing Service
c/o Donald Guthrie Foundation for Education & Research Inc
Attn: Dr. David Kostyal
One Guthrie Square
Sayre, Pennsylvania 18840
Phone: (570) 882-4645
Fax: (570) 882-4666 or 882-5151
E-mail: LTS@guthrie.org

2.0 PREPARATION OF CHEMICALS TO TREAT 1 KG OF FIELD LATEX (
***********************

3.0 MIXING & CENTRIFUGING of VYTEX™ NATURAL RUBBER LATEX
***********************

************* THESE PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

4.0 CONCLUSION & DISCUSSION
4.1 A charged surfactant is mixed with the natural rubber latex emulsion and stirred to extract or ‘wash’ the proteins from the cisisoprene micelles.  The surfactant acts on the protein molecules through van der Waal forces or weak hydrogen bonding to bring the protein into the hydrophilic phase.  Excess surfactant is used to keep the micelles suspended in the hydrophilic phase.  Meanwhile, insoluble aluminum hydroxide is added to the emulsion which captures the proteins with electron pair sharing bonding.  The resultant insoluble complex is separated from the emulsion by centrifuging or filtration.

4.2 Similar to existing practices by processors of latex, Vytex NRL should be stored for 21 days for maturation purposes prior to distribution.  Further, the Certificate of Analysis (COA) that will accompany every Vytex NRL, as described in the Services of Exhibit D, should only include test results taken immediately after the 21 day maturation process.  An example of the COA is attached for reference.  The following is a list of parameters with definitions for completion;

•	Date Issued: The initial starting date of the production run. This should be listed by month & day and year. For example- February 2, 2008
•	Lot#: The lot # is defined by the month, day, and last two digits of the year. Also noted will be the trial run. For example- 020208/12
•	Product Name: The product name will always be defined as Vytex™ NRL
•	Customer: The customer will define the recipient of Vytex NRL. For example- Regent Hospital Products Sdn Bhd
•	Address: The address will reflect the destination of the Vytex NRL material. For example- Lot 9, Lorong Perusahaan 4, Kulim Industrial Estate 09000 Kulim, Kedah Darul Aman, Malaysia
The test result for each property measured should be the median value of at least three samples measured per property.

Certificate of

Vytex™ Natural Rubber Latex (NRL)

DATE ISSUED:  February 2, 2008

LOT #:	020208/12

PRODUCT NAME:	VYTEXTM NRL

CUSTOMER:

ADDRESS:

Properties Measured and Units of Measurement	Test Date	Test Method	Test Result	Specification
TSC (%)	2-25-08	ISO 124	60.40	60-62
Alkalinity (%)	2-25-08	ISO 125	0.71	0.60-0.80
VFA no.	2-25-08	ISO 506	0.016	0.070 Max
Viscosity, cPs (sp 2/60)	2-25-08	ISO 1652	62.5	20-100
Mechanical Stability Test (MST)	2-25-08	ISO 35	1,800	800-2,500
Coagulum (mesh# 80) ppm	2-25-08	ISO 706	35	100 Max
pH	2-25-08	ISO 976	10.87	10-11.5

We certify that we have tested a representative sample from the above product. All tests are carried out in accordance to the following stated QC Test Methods based on relevant standards.

All the test samples were prepared in accordance to Sampling Method ISO 123.

The measurement of uncertainty of the tests is available upon request.

Approved Signatory

Name

Designation

Vystar Corporation• 3235 Satellite Boulevard, Bldg.400, Ste. 290 • Duluth, GA 30096 • V 770.965.0383 • F 770.965.0162 • www.vytex.com

EXHIBIT B
TRADEMARKS

Revertex shall place the following trademark label on all packaging and/or bills of lading shipping the Vytex™ NRL. The size of this label shall be appropriate for the size of the packaging. For example, for sample-sized shipments, the label shall be no smaller than 4 inches by 6 inches. For 55 gallon drum-sized shipments, the Vytex label shall be no smaller than 8 inches by 12 inches. Vystar shall provide Revertex with the graphics for such labeling.

If the Vytex order is in a larger sized vessel than a 55-gallon drum, the Vytex label shall be placed on the bill of lading accompanying that shipment. The Vytex trademark label on the bills of lading shall be no smaller than 2 inches by 3 inches.

Revertex shall also comply with the following additional usage requirements:
1.	The Vytex logo must be present on all Vytex NRL products and samples.
2.	Revertex must not obstruct the Vytex logo by placing any other elements either on or too close to the logo.
3.	The Vytex oval shape must not be used as a decorative element.
4.	Revertex must not add any trademark symbol to any of the Vytex or other Vystar products or in conjunction with the Vytex or Vystar logos that do not already appear there from Vystar.
5.	Revertex may only use the Vystar and Vytex logo or oval symbol in connection with the packing and shipping of Vytex consistent with the terms in this Manufacturing Agreement.

Revertex may use the Vystar and Vytex trademarks only as provided for herein unless expressly approved in writing by Vystar.

The following is the Vytex logo.

Vytex™ is a trademark of Vystar Corporation, Duluth, Ga

The following is the Vytex logo as it should be used on product labeling.

Vytex™ NRL
Production Date: _________

Vytex™ is a trademark of Vystar Corporation, Duluth, Ga

EXHIBIT C
FEES

The Fees shall be all-inclusive for the Services, as described in this Agreement and as listed in Exhibit D. The Fees shall be calculated initially* as follows:

1. ***************, plus
2. ***************, plus
3. ***************, plus
4. ***************.

* With an increase in volume of Vytex NRL toll manufacturing, the parties shall negotiate a volume discount schedule.

************* THESE PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

EXHIBIT D
REVERTEX SERVICES

The Revertex Services shall include all activities required to follow the procedures outlined in the Plan and SOP as described in Exhibit A and in the Agreement generally. Without limiting the foregoing, the Services shall include the following:

1.	Procurement of all raw materials and raw latex required to manufacture the Vytex™ NRL, as described in the Plan and SOP attached hereto as Exhibit A.
2.	Mixing of all materials required to required to manufacture the Vytex NRL.
3.	Centrifuging of the NRL and the Vytex NRL mixture after application of the Vytex process and chemicals pursuant to the SOP in Exhibit A.
4.	Holding and Aging of the Vytex NRL mixture.
5.	Storing Vytex NRL.
6.
Testing each batch and/or lot of Vytex NRL and providing a Certificate of Analysis (“COA”) in triplicate with the standard parameters. Revertex shall: (i) send 1 copy of the COA to Vystar upon completion of the testing, (ii) keep 1 copy for the required record retention period (no less than 10 years) and shall send the 3rd copy to the customer designated for that batch and/or lot number as prescribed by Vystar.

7.	Packaging the Vytex NRL for shipment.
8.	Arranging for and putting into the hands of the common carrier mutually agreed to by the parties.
9.	Notifying Vystar on a periodic basis agreed to by the parties of the status of manufacturing, inventory and shipment, and as otherwise requested by Vystar.
10.	Submitting the reports to Vystar on the manufacturing process and test results as requested by Vystar on the intervals mutually agreed to by the parties, but in no event less than quarterly.
11.	Participating in periodic conference calls and/or meetings to review the Services and experiences.
12.	Participate in and be available for communications with Vystar clients and prospective clients on specifications and other discussions regarding Vytex NRL.
13.	Other services as mutually agreed to by the parties.

EXHIBIT E
MATERIAL SAFETY DATA SHEETS

VYSTAR
CORPORATION

MATERIAL SAFETY DATA SHEET

SECTION 1- IDENTIFICATION

Product:	Vytex™ Natural Rubber Latex
Chemical Name:	Natural Rubber
Use:	For adhesives and a wide range of cast and latex dipped products.
Manufacturer:	Revertex (Malaysia) Sdn. Bhd. K.B. 508, 86009 Kluang, Johor, Malaysia Ph. 607-7731000 F. 607-7710700 www.revertex.com.my
Phone:	For Information, 770-965-0383
Prepared by:	Matt Clark

SECTION 2- COMPONENT MIXTURE & ADDITIVES

Natural Rubber Solids:	60-62%
Deionized Water:	36-38%
Ammonium Hydroxide:	0.1-3%
Aluminum Hydroxide:	0-0.1%

SECTION 3- HAZARD IDENTIFICATION

Keep away from heat and ignition sources. Harmful if swallowed. Avoid breathing vapors. Use with adequate ventilation. Avoid contact with eyes, skin and clothes. Wash thoroughly after handling. Keep container closed.

SECTION 4 – FIRST AID

First Aid:	
Skin:	Remove contaminated clothing. Wash exposed area with soap and water. If symptoms persist, seek medical attention
Eyes:	Wash eyes with plenty of water for at least 15 minutes, lifting lids occasionally. Seek medical aid.
Inhalation:	Remove to fresh air. If not breathing, give artificial respiration. If breathing is difficult, give oxygen.
Ingestion:	If swallowed, induce vomiting immediately after giving two glasses of water. Never give anything by mouth to an unconscious person.

SECTION 5- FIRE FIGHTING MEASURES

Fire Extinguisher Type:	Alcohol Resistant Foam, Carbon Dioxide
Fire/Explosion Hazards:	Not considered to be a fire/explosion hazard
Fire Fighting Procedure:	Wear self-contained breathing apparatus and protective clothing to prevent contact with skin and clothing.

SECTION 6 - ACCIDENTAL RELEASE MEASURES

Procedures:	Flush small/minor spills with water. Large spills should be contained and coagulated with calcium chloride or similar material; an absorbent material may also be used. After coagulation/absorption, shovel into appropriate container for disposal.

SECTION 7 - HANDLING & STORAGE

Handling:	Avoid smoking and ensure good ventilation. Wear goggles and gloves.
Storage:	Avoid storing in open vessels. Store indoor at between 10°C and 30°C.

SECTION 8 - EXPOSURE CONTROLS & PERSONAL PROTECTION

Respiratory Protection:	Ammonia Cartridge respirator in confined spaces.
Hand Protection:	Gloves to prevent skin exposure, latex or vinyl
Ventilation:	Local exhaust
Eye Protection:	Splash goggles
Other Protective Equipment:	Wear appropriate clothing to prevent skin exposure

February 2008

SECTION 9 - PHYSICAL & CHEMICAL PROPERTIES

Appearance and Odor:	White, milky liquid. Ammonia odor.
Specific Gravity @25°C:	0.95-0.96
Freezing Point:	0°C
Boiling Point:	100°C
Vapor Point:	760 mm Hg for the water phase
Solubility in water:	Dispersible
Vapor Density:	Approx. equal water (Air=1)
pH:	10-11.5

SECTION 10 - STABILITY & REACTIVITY INFORMATION

Stability:	Stable
Conditions to Avoid:	Heat
Hazardous polymerization:	Will not occur
Materials to Avoid:	Not applicable
Hazardous Decomposition Products:	Dry rubber when ignited will give off toxic fumes and smoke

SECTION 11 - TOXICOLOGICAL INFORMATION

LD_{50}:	No data
Effects of Over Exposure:	May cause skin irritation and sensitization on prolonged exposure. Eye irritation. Headache, dizziness, irritation of upper respiratory tract if ammonia is excessively inhaled.
Reproductive Effect:	No data

SECTION 12 - ECOLOGICAL INFORMATION

Mobility:	Miscible in water
Bioaccumulation:	No data
Biodegradability:	No data
Aquatic Toxicity:	No data

SECTION 13 - DISPOSAL INFORMATION

Disposal method:	In accordance with current national environmental laws and regulations. Solid waste after coagulation could be burnt in an incinerator. Empty drums should be sent for reconditioning or scrapped by recognized drum re-conditioner.

SECTION 14 - TRANSPORTATION INFORMATION

UN number:	None
T.D.G Classification:	No information
Packing Group:	No information
Special Shipping Instructions:	Not required

Created by Nature, Recreated by Science.

Vytex™ is a trademark of Vystar Corporation, Duluth, GA.

February 2008

EXHIBIT F
REVERTEX STORAGE FACILITIES DESCRIPTION